Exhibit 99.1

Organicell And Proxima CRO Set To Open Clinical Trial For Long Hauler COVID-19 Patients

PRESS RELEASE

Miami, FL Miami (February 8, 2022)—Organicell Regenerative Medicine, Inc. (OTCQB:OCEL), a clinical-stage biopharmaceutical company dedicated to the development of regenerative therapies, announced today that it has secured its first site to carry out the Organicell Phase I/II Multicenter, Randomized, Double Blinded, Placebo Trial to Evaluate the Safety and Potential Efficacy of Zofin™ Infused Intravenous (IV) in Patients Experiencing Prolonged COVID-19 Symptoms (Long-Haulers) vs. Placebo. The site and principal investigator that will conduct the trial is Dr. Ryan Klein of NewportNativeMD in Newport Beach, California.

The trial, organized and operated through Proxima Clinical Research, a Houston-based contract research organization, is anticipated to enroll over a 12-month period with the full enrollment of 30 patients expected to be completed no later than February 2023. Based on the timing to successfully enroll all patients, Organicell plans to complete the trial no later than August 2023.

Patients enrolled in the study will have met prescribed Long Hauler conditions, with subjects experiencing consistent symptoms of a COVID-19 infection for a prolonged period of time, which is greater than 6 weeks and less than 12 months. Enrolled patients will receive 3 doses of Zofin™ in accordance with the study protocol.

The trial objectives are to demonstrate the safety and potential efficacy of Zofin™ administered intravenously in subjects experiencing prolonged COVID-19 symptoms. Based on the successful outcome of this trial, the Company intends to immediately submit efficacy data gathered to the FDA to obtain approval for an amendment to its Investigational New Drug (IND) application to begin a Phase II/III trial that will focus on the efficacy of Zofin™ in the treatment of COVID-19 Long Haulers.

Zofin™ is an acellular, biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs without the addition or combination of any other substance or diluent. The product contains over 300 growth factors, cytokines, chemokines, and 102 unique microRNAs as well as other exosomes/nanoparticles derived from perinatal tissues. These microRNA are the keys to Zofin’s therapeutic effect. Packaged with exosomes, which are messengers that carry proteins and nucleic acids that bind like a lock and key to the cell’s RNA, directing its behavior, Zofin may direct the cells to repair themselves.

“There is a lot of excitement around starting the enrollment for this clinical trial and to hopefully demonstrate that Zofin™ is a safe and potential effective therapeutic for people suffering with Long-Hauler symptoms from their battle with COVID-19, including breathing issues, heart problems, fatigue, prolonged loss of smell and taste, or even exhaustion” says Albert Mitrani, Co-Founder and CEO, Organicell. “

“Post-Acute Sequelae of COVID-19 (PASC) has recently been found to have a prevalence rate of 43% in those infected with COVID and has become the new focus now that COVID severity has lessened. A new study conducted by the University of Michigan School of Public Health has concluded that over 100 million people worldwide have or had Long COVID,” said says Dr. Maria Ines Mitrani, Chief Science Officer.

“We’re looking forward to bringing help to those with extended suffering on an expedited timeline,” says Dr. Klein. Dr. Klein also added; “If it works the way we hope it does, this could be a birth of hope in the fog after COVID.”

About Zofin™

Zofin™ is an acellular biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent. Zofin™ contains over 300 growth factors, cytokines, and chemokines as well as extracellular vesicles/nanoparticles.

About Organicell Regenerative Medicines, Inc.

Organicell Regenerative Medicine, Inc. (OTCQB:OCEL) is a clinical-stage biopharmaceutical company that harnesses the power of exosomes to develop innovative biological therapeutics for the treatment of degenerative diseases. The Company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring exosomes, hyaluronic acid, and proteins without the addition or combination of any other substance or diluent. Based in South Florida, the company was founded by Albert Mitrani, Chief Executive Officer and Dr. Mari Mitrani, Chief Scientific Officer. To learn more, please visit https://organicell.com/.

Forward-Looking Statements

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will”, “believes”, “expects”, “potential”, or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

Joshua Rodriguez

Joshua@CNAFinance.com

(503) 464-6502